Exhibit 99.3

FOR IMMEDIATE RELEASE: May 9, 2005

Contacts
Media:	Investors:

Jil Backstrom Office: (720) 558-4774 press.release@mcdata.com	Renee Lyall Office: (720) 558-4629 renee.lyall@mcdata.com

McDATA Reaffirms Financial Targets for Fiscal First Quarter

BROOMFIELD, Colo. – May 9, 2005 – McDATA® Corporation (Nasdaq: MCDTA/MCDT) today announced preliminary results for its first quarter fiscal 2005 (Q1 05) in line with the forecasted range the Company provided on its fourth quarter fiscal 2004 conference call hosted on February 24, 2005. McDATA expects to report revenue for Q1 05 in a range of $98 to $99 million, within the Company’s previous range of $98 to $103 million.  McDATA expects to report non-GAAP net income per share in a range of $0.02 to $0.03 per diluted share, in line with the Company’s previous non-GAAP range of $0.01 to $0.03.  McDATA disclosed its preliminary results during its CNT acquisition update conference call hosted this morning. These preliminary results are based on management’s initial estimates of operating results and there can be no assurance that the amounts may not change.

These preliminary results compare to net revenue of $105.7 million and diluted non-GAAP net income per share of $0.06, for the fourth quarter of fiscal 2004 (Q4 04) and net revenue of $97.2 million and non-GAAP diluted net income per share of $0.01 for the first quarter of fiscal 2004 (Q1 04).

GAAP net income for Q4 04 was breakeven, or $(0.0) per share. McDATA’s Q4 04 non-GAAP net income excluded charges related to the amortization of deferred compensation and amortization of purchased intangible assets.  McDATA’s Q4 04 non-

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GAAP tax rate was two percent, and resulted in a benefit to non-GAAP net income of approximately $2 million, or $0.02 per diluted share, primarily related to R&D tax credits and deductions for foreign sales on the Company’s 2003 tax return, and a corresponding increase in the Company’s estimates for these two beneficial items with respect to FY 04. GAAP net loss for Q1 04 was $(9.8) million, or $(0.09) per diluted share. McDATA’s Q1 04 non-GAAP results excluded charges related to the amortization of deferred compensation and purchased intangible assets. In addition, the company recorded a restructuring charge related to a facility closure, and its share of the operating loss associated with McDATA’s investment in Aarohi, both of which were excluded for the purposes of the non-GAAP results.

Non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America (GAAP). The non-GAAP results exclude certain expenses and income to provide what McDATA believes is a more complete understanding of our underlying operational results and trends. Non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

McDATA will hold a conference call to discuss first quarter results on Monday, May 23, 2005, at 8:00 a.m. ET.  The conference call will be webcast simultaneously at www.mcdata.com.

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About McDATA (www.mcdata.com)
McDATA (Nasdaq: MCDTA/MCDT) is the only data infrastructure solutions provider that can deliver a Global Enterprise Data Center- a globally connected, centrally managed and highly optimized data network. With more than 20 years of storage networking experience, McDATA is trusted in the world’s largest data centers, connecting more than two-thirds of all networked data and enabling information access anytime, anywhere.

Forward-Looking Statements
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms “believes”, “belief”, “expects”, “plans”, “objectives”, “estimates”, “anticipates”, “intends”, “targets”, or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, McDATA’s relationships with EMC, IBM and HDS and the level of their orders, aggressive price competition by numerous other SAN and IP switch suppliers, OEM qualification of our new products, manufacturing constraints and other risk factors that are disclosed in McDATA’s filings with the Securities and Exchange Commission. These cautionary statements by McDATA should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by McDATA. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. McDATA does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.